Exhibit 10.2

ASSET ENTITIES INC.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

November 10, 2023

Jason Lee

2045 Biscayne Blvd, Unit 316

Miami, FL 33137

Re:	Employment Terms

Dear Jason:

Asset Entities Inc. (the “Company”) is pleased to offer you the position of Chief Technology Officer (“CTO”) on the following terms.

Effective as of the Effective Date (as defined below), you will be responsible for duties that are customary for a CTO of a company like the Company, including, but not limited to, overseeing and operating the Ternary platform and the OptionsSwing Discord server/community, and creating a strategy for implementing, using and managing technology platforms, training IT staff, implementing technological solutions to meet current and projected needs, managing technology performance metrics, inspecting all system designs and changes in system architecture, designing standards and practices for the use of technology, ensuring adherence by all staff members, assisting in controlling the annual operating and capital budgets for technological purchasing, staffing and operations, driving technical thought leadership, innovation and creativity, and overseeing cybersecurity.

You will report to the CEO and CXO of the Company. You will be a full-time employee and your work will be performed in-person with occasional remote meeting depending on travel schedules. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of the Effective Date, your salary will be $100,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Subject to the approval of the Company’s Board of Directors, you will be granted restricted stock in the amount of 177,000 shares of Class B Common Stock (the “Shares”). The Shares will be subject to the terms and conditions applicable to restricted stock granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Award Agreement (the “Award Agreement”). The Shares will vest equally over two (2) years on each six month anniversary of the Award Agreement provided you remain in continuous service with the Company, as described in the applicable Award Agreement. Upon a change of control of the Company, all of the Shares will vest immediately. The Award Agreement will also contain non-competition and non-solicitation provisions.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations, and the attached Indemnification Agreement which indemnifies the Company’s directors and officers.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

The term of employment under this agreement shall commence on November 15, 2023 (the “Effective Date”) and shall continue until the two (2)-year anniversary of the Effective Date unless terminated earlier as hereinafter provided in this agreement, or unless extended, on these or different terms, by mutual written agreement of you and the Company. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. The Company may terminate your employment for “cause” by written notice to you. As used herein, “cause” shall mean (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti-retaliation policies; (g) material breach of this agreement; (h) the consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of your duties to the Company; (i) failure to execute the duties and responsibilities of the officer position which you hold; (j) a breach or default of your obligations to the Company or under this Agreement; or (k) excessive absenteeism other than for reasons of illness.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with the Employee Confidential Information and Inventions Assignment Agreement and Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and Indemnification Agreement and return them to me by November 10, 2023, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this agreement will become effective as of the Effective Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Arshia Sarkhani
Arshia Sarkhani, Chief Executive Officer

Understood and Accepted:

/s/ Jason Lee	November 10, 2023
Jason Lee	Date

Attachments: Employee Confidential Information and Inventions Assignment Agreement

 Indemnification Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Asset Entities Inc., a Nevada corporation (“Company”), and the compensation being paid or to be paid to me during my employment with Company, I agree to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except (i) as may be required in connection with my work for Company, (ii) as expressly authorized by an authorized officer of Company at the direction of the Board of Directors of Company; or (iii) as required or permitted to be disclosed pursuant to Rule 21F-17(a) under the Securities Exchange Act of 1934, as amended, or other applicable law, legal process or government regulation, provided, however, that prior to any disclosure of confidential information as required by such applicable law, I shall, to the extent such applicable law so permits, use my best efforts to advise Company in advance of my making any such permitted or required disclosure and cooperate with Company in order to afford Company a reasonable opportunity to take any legally-permissible actions to contest, limit, remove the basis for, or otherwise address such disclosure in connection with my work for Company. Except as provided above, I will obtain the written approval of an authorized officer of Company before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. Except as otherwise provided by applicable law I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A or if I have not completed Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to the subsection titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. I will execute any documents that Company may reasonably request for use in obtaining or enforcing such Intellectual Property Rights and Moral Rights. If Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me. My obligations under this paragraph will continue beyond the termination of my employment with Company, provided that Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at Company’s request on such assistance.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except as expressly authorized by Company or in strict compliance with Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. Additional Activities. I agree that I will not (a) during the term of my employment by Company, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) during the term of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. Furthermore, I agree that during the term of my employment by Company and thereafter, I shall not disparage Company, any officer or director of Company or any affiliate or agent of Company.

5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Nevada, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

COMPANY:

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
	Name:	Arshia Sarkhani
	Title:	Chief Executive Officer

Address:	100 Crescent Ct, 7th Floor
Dallas, TX 75201

EMPLOYEE:

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

/s/ Jason Lee
(Signature)

Jason Lee
Name (Please Print)

November 10, 2023
Date

Address:	2045 Biscayne Blvd, Unit 316
Miami, FL 33137

Exhibit A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement):

☒ None

☐ See immediately below:

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of November 10, 2023 by and between Asset Entities Inc., a Nevada corporation (the “Company”) and the undersigned, a director and/or an officer of the Company (“Indemnitee”), as applicable.

BACKGROUND

The Board of Directors of the Company (the “Board of Directors”) has determined that the inability to attract and retain highly competent persons to serve the Company is detrimental to the best interests of the Company and its shareholders and that it is reasonable and necessary for the Company to provide adequate protection to such persons against risks of claims and actions against them arising out of their services to the corporation.

AGREEMENT

In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

A. DEFINITIONS

1. Definitions. The following terms shall have the meanings defined below:

Expenses shall include, without limitation, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bond, investigations, and any other expenses paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding.

Indemnifiable Event means any event or occurrence that takes place either before or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture or other entity, or related to anything done or not done by Indemnitee in any such capacity, including, but not limited to, neglect, breach of duty, error, misstatement, misleading statement or omission.

Participant means a person who is a party to, or witness or participant (including on appeal) in, a Proceeding.

Proceeding means any threatened, pending, or completed action, suit, arbitration or proceeding, or any inquiry, hearing or investigation, whether civil, criminal, administrative, investigative or other, including appeal, in which Indemnitee may be or may have been involved as a party or otherwise by reason of an Indemnifiable Event.

B. AGREEMENT TO INDEMNIFY

1. General Agreement to Indemnify. In the event Indemnitee was, is, or becomes a Participant in, or is threatened to be made a Participant in, a Proceeding, the Company shall indemnify the Indemnitee from and against any and all Expenses which Indemnitee incurs or becomes obligated to incur in connection with such Proceeding, whether or not such Proceeding proceeds to judgment or is settled or is otherwise brought to a final disposition, to the fullest extent permitted by applicable law.

2. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, issue or matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses incurred in connection with such Proceeding or such claim, issue or matter, whether or not such Proceeding proceeds to judgment or is settled or is otherwise brought to a final disposition, as the case may be, offset by the amount of cash, if any, received by the Indemnitee resulting from his/her success therein.

3. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not for the total amount of Expenses, the Company shall indemnify the Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

4. Exclusions. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification under this Agreement:

(a) to the extent that payment is actually made to Indemnitee under a valid, enforceable and collectible insurance policy;

(b) to the extent that Indemnitee is indemnified and actually paid other than pursuant to this Agreement;

(c) subject to Section C.2(a), in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by a court of competent jurisdiction, in a decision from which there is no further right of appeal, to be liable for gross negligence or knowing or willful misconduct in the performance of his/her duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper;

(d) in connection with any Proceeding initiated by Indemnitee against the Company, any director or officer of the Company or any other party, and not by way of defense, unless (i) the Company has joined in or the Board of Directors has consented to the initiation of such Proceeding; or (ii) the Proceeding is one to enforce indemnification rights under this Agreement or any applicable law;

(e) brought about by the dishonesty or fraud of the Indemnitee seeking payment hereunder; provided, however, that the Company shall indemnify Indemnitee under this Agreement as to any claims upon which suit may be brought against him/her by reason of any alleged dishonesty on his/her part, unless a judgment or other final adjudication thereof adverse to the Indemnitee establishes that he/she committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated;

(f) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity;

(g) arising out of Indemnitee’s breach of an employment agreement with the Company (if any) or any other agreement with the Company or any of its subsidiaries, or

(h) arising out of Indemnitee’s personal income tax payable on any salaries, bonuses, director’s fees, including fees for attending meetings, or gain on disposition of shares, options or restricted shares of the Company.

5. No Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to continued employment with the Company.

6. Contribution. If the indemnification provided in this Agreement is unavailable and may not be paid to Indemnitee for any reason other than those set forth in Section B.4, then the Company shall contribute to the amount of Expenses paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and by the Indemnitee on the other hand from the transaction or events from which such Proceeding arose, and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section B.6 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

C. INDEMNIFICATION PROCESS

1. Notice and Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his/her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided that the delay of Indemnitee to give notice hereunder shall not prejudice any of Indemnitee’s rights hereunder, unless such delay results in the Company’s forfeiture of substantive rights or defenses. Notice to the Company shall be given in accordance with Section F.7 below. If, at the time of receipt of such notice, the Company has directors’ and officers’ liability insurance policies in effect, the Company shall give prompt notice to its insurers of the Proceeding relating to the notice. The Company shall thereafter take all necessary and desirable action to cause such insurers to pay, on behalf of Indemnitee, all Expenses payable as a result of such Proceeding. In addition, Indemnitee shall give the Company such cooperation as the Company may reasonably request and the Company shall give the Indemnitee such cooperation as the Indemnitee may reasonably request, including providing any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee or the Company, as the case may be.

2. Indemnification Payment.

(a) Advancement of Expenses. Indemnitee may submit a written request with reasonable particulars to the Company requesting that the Company advance to Indemnitee all Expenses that may be reasonably incurred in advance by Indemnitee in connection with a Proceeding. The Company shall, within ten (10) business days of receiving such a written request by Indemnitee, advance all requested Expenses to Indemnitee. Any excess of the advanced Expenses over the actual Expenses will be repaid to the Company.

(b) Reimbursement of Expenses. To the extent Indemnitee has not requested any advanced payment of Expenses from the Company, Indemnitee shall be entitled to receive reimbursement for the Expenses incurred in connection with a Proceeding from the Company as soon as practicable and, in any event, within thirty (30) days after Indemnitee makes a written request to the Company for reimbursement unless the Company refers the indemnification request to the Reviewing Party in compliance with Section C.2(c) below.

(c) Determination by the Reviewing Party. If the Company reasonably believes that it is not obligated under this Agreement to indemnify the Indemnitee, the Company shall, within ten (10) days after the Indemnitee’s written request for an advancement or reimbursement of Expenses, notify the Indemnitee that the request for advancement of Expenses or reimbursement of Expenses will be submitted to the Reviewing Party (as hereinafter defined). The Reviewing Party shall make a determination on the request within thirty (30) days after the Indemnitee’s written request for an advancement or reimbursement of Expenses. Notwithstanding anything foregoing to the contrary, in the event the Reviewing Party informs the Company that Indemnitee is not entitled to indemnification in connection with a Proceeding under this Agreement or applicable law, the Company shall be entitled to be reimbursed by Indemnitee for all the Expenses previously advanced or otherwise paid to Indemnitee in connection with such Proceeding; provided, however, that Indemnitee may bring a suit to enforce his/her indemnification right in accordance with Section C.3 below.

3. Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty (30) days after making a written demand in accordance with Section C.2 above or fifty (50) days if the Company submits a request for advancement or reimbursement to the Reviewing Party under Section C.2(c), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court of competent jurisdiction seeking a determination by the court or challenging any determination by the Reviewing Party or with respect to any breach in any aspect of this Agreement. Any determination by the Reviewing Party not challenged by Indemnitee and any judgment entered by the court shall be binding on the Company and Indemnitee.

4. Assumption of Defense. In the event the Company is obligated under this Agreement to advance or bear any Expenses for any Proceeding against Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, upon delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, unless (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded, based on written advice of counsel, that there may be a conflict of interest of such counsel retained by the Company between the Company and Indemnitee in the conduct of any such defense, or (iii) the Company ceases or terminates the employment of such counsel with respect to the defense of such Proceeding, in any of which events the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. At all times, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s expense.

5. Burden of Proof and Presumptions. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination.

6. No Settlement Without Consent. Neither party to this Agreement shall settle any Proceeding in any manner that would impose any damage, loss, penalty or limitation on Indemnitee without the other party’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.

7. Company Participation. Subject to Section B.6, the Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial action if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense, conduct and/or settlement of such action.

8. Reviewing Party.

(a) For purposes of this Agreement, the Reviewing Party with respect to each indemnification request of Indemnitee that is referred by the Company pursuant to Section C.2(c) above shall be (A) the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee. If the Reviewing Party determines that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel or member of the Board of Directors shall act reasonably and in good faith in making a determination under this Agreement of the Indemnitee’s entitlement to indemnification. Any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected as provided in this Section C.8(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the proceeding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section C.8(d) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting under this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section C.8(b), regardless of the manner in which such Independent Counsel was selected or appointed.

(c) In making a determination with respect to entitlement to indemnification hereunder, the Reviewing Party shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his/her conduct was unlawful. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company and any other corporation, partnership, joint venture or other entity of which Indemnitee is or was serving at the written request of the Company as a director, officer, employee, agent or fiduciary, including financial statements, or on information supplied to Indemnitee by the officers and directors of the Company or such other corporation, partnership, joint venture or other entity in the course of their duties, or on the advice of legal counsel for the Company or such other corporation, partnership, joint venture or other entity or on information or records given or reports made to the Company or such other corporation, partnership, joint venture or other entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or such other corporation, partnership, joint venture or other entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or such other corporation, partnership, joint venture or other entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. The provisions of this Section C.8(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

D. DIRECTOR AND OFFICER LIABILITY INSURANCE

1. Good Faith Determination. The Company shall from time to time make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses incurred in connection with their services to the Company or to ensure the Company’s performance of its indemnification obligations under this Agreement.

2. Coverage of Indemnitee. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

3. No Obligation. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain any director and officer insurance policy if the Company determines in good faith that such insurance is not reasonably available in the case that (i) premium costs for such insurance are disproportionate to the amount of coverage provided, or (ii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

E. NON-EXCLUSIVITY; FEDERAL PREEMPTION; TERM

1. Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s memorandum and articles of association, as may be amended from time to time, applicable law or any written agreement between Indemnitee and the Company (including its subsidiaries and affiliates). The indemnification provided under this Agreement shall continue to be available to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he/she may have ceased to serve in any such capacity at the time of any Proceeding. To the extent that a change in the laws of the State of Nevada permits greater indemnification by agreement than would be afforded under the Articles of Incorporation or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

2. Federal Preemption. Notwithstanding the foregoing, both the Company and Indemnitee acknowledge that in certain instances, U.S. federal law or public policy may override applicable law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Such instances include, but are not limited to, the U.S. Securities and Exchange Commission’s (the “SEC”) prohibition on indemnification for liabilities arising under certain Federal securities laws. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

3. Company Indemnitor of First Resort. The Company hereby acknowledges that the Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of his or her employers and certain of their Affiliates (collectively, the “Employer Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee is primary and any obligation of the Employer Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any Indemnitee to the extent legally permitted and as required by this Agreement (or any agreement between the Company and such Indemnitee), without regard to any rights such Indemnitee may have against the Employer Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Employer Indemnitors from any and all claims against the Employer Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

4. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer and/or a director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his/her former or current capacity at the Company or any other enterprise at the Company’s request, whether or not he/she is acting or serving in any such capacity at the time any Expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer and/or a director of the Company or any other enterprise at the Company’s request.

F. MISCELLANEOUS

1. Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or any delay in exercising any right or remedy shall constitute a waiver.

2. Subrogation. In the event of payment to Indemnitee by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

3. Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; except that the Company may, without such consent, assign all such rights and obligations to a successor in interest to the Company which assumes all obligations of the Company under this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and the Company’s successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, as well as Indemnitee’s spouses, heirs, and personal and legal representatives.

4. Severability and Construction. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to a court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. In addition, if any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by applicable law. The parties hereto acknowledge that they each have opportunities to have their respective counsels review this Agreement. Accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either of the parties hereto.

5. Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute one instrument.

6. Governing Law. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to conflicts of law provisions thereof.

7. Notices. All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed via postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Asset Entities Inc.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

Attention: Chief Executive Officer

and to Indemnitee at his/her address last known to the Company.

8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

COMPANY:

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

INDEMNITEE:

/s/ Jason Lee
Name:	Jason Lee

Signature Page to Indemnification Agreement